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NexCen Brands Completes Asset Sale

All Proposals at Special Shareholder Meeting Receive Majority Vote

NEW YORK – July 30, 2010 – NexCen Brands, Inc. (PINK SHEETS: NEXC.PK) today announced the closing of the sale of its franchise businesses to Global Franchise Group, LLC an affiliate of Levine Leichtman Capital Partners (“LLCP”).  In connection with the closing of the sale transaction, BTMU Capital Corporation (“BTMUCC”) was paid all amounts owing to BTMUCC pursuant to the terms of an Accord and Satisfaction Agreement with BTMUCC that was signed on May 13, 2010 (at the same time that the sale agreement was signed).

The closing took place following shareholder approval of the transaction at a Special Meeting of Stockholders held on July 29, 2010.  The proposal was approved, with approximately 65% of the shares outstanding and 90% of shares voted, in favor of the transaction.

At the Special Meeting, the Company’s shareholders also approved the additional proposals outlined in the Company’s June 11, 2010 proxy statement, including adoption of a plan of liquidation for NexCen and reduction of the number of authorized shares of the Company’s common stock. Based upon the final voting results, the required majority vote was received on all proposals.

David S. Oros, Chairman of Board of Directors of NexCen, stated, “We are extremely pleased with the support of our shareholders for the sale of the Company’s assets and the plan of dissolution.  We believe this is the path most likely to provide value to all of our stakeholders.  We appreciate the hard work of our employees and franchisees as well as the support of our shareholders throughout this process.”

With the sale of the franchise businesses completed, NexCen expects that it will soon file a certificate of dissolution with the Secretary of State of Delaware and will proceed with the process of formally winding down the Company.  The Company’s Board of Directors will meet to consider the commencement of the dissolution process.

As set forth in the June 11, 2010 proxy statement, NexCen continues to estimate that upon the Company’s dissolution, the cash proceeds ultimately available for distribution to the holders of NexCen common stock will be between $0.12 and $0.16 per share of common stock; however, NexCen is unable to predict with certainty the exact amount, nature and timing of any distributions to its shareholders.

Forward-Looking Statement Disclosure
This press release contains "forward-looking statements," as such term is used in the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include those regarding the Company’s estimate of the amount expected to be available for distribution to shareholders.  When used herein, the words "anticipate," "believe," "estimate," "intend," "may," "will," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties.  They are not guarantees of future performance or results.  Actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.  Factors that could cause or contribute to such differences include: (1) the amount of post-closing adjustment of sales proceeds under the transaction agreement, contingent and unknown liabilities, the costs and timing of a wind-down process and other factors within and outside of our control may adversely affect the amount and timing of any distribution to our shareholders; and (2) other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.